SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No.1 and Restatement)*



                             Network Appliance, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64120L104
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 11


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 64120L104                                             13 G                   Page 2 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Vanguard IV, L.P. ("Vanguard")
                     Tax ID Number:    77-0316839
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         351,817 shares, except that VVP, the general partner of Vanguard, and
           BENEFICIALLY                      Gill, Higgerson, and Myers, the general partners of VVP, may be
          OWNED BY EACH                      deemed to have shared voting power with respect to such shares.
            REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             351,817 shares,  except that VVP, the general partner of Vanguard,  and
                                             Gill, Higgerson,  and Myers, the general partners of VVP, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       351,817
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.18%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 64120L104                                             13 G                   Page 3 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Vanguard Venture Partners ("VVP")
                     Tax ID Number:    77-0316838
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         25,239 shares.
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             351,817 shares, of which all are directly owned by Vanguard. VVP is the general  partner of Vanguard  and may be deemed to have  shared  voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             25,239
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             351,817 shares, of which all are directly owned by Vanguard. VVP is the
                                             general   partner  of  Vanguard  and  may  be  deemed  to  have  shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       377,056
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.34%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 64120L104                                             13 G                   Page 4 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jack M. Gill ("Gill")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         8,419 shares.
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly owned by VVP. Gill is a general partner of VVP, the general  partner of Vanguard,  and may be deemed to have shared  voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             8,419 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly owned by VVP. Gill is a general partner of VVP, the general  partner  of  Vanguard,  and  may  be  deemed  to  have  shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       385,475
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.39%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 64120L104                                             13 G                   Page 5 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Clifford H. Higgerson ("Higgerson")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         7,215 shares.
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly  owned by VVP.  Higgerson  is a general  partner of
                                             VVP, the general partner of Vanguard,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             7,215 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly  owned by VVP.  Higgerson  is a general  partner of
                                             VVP, the general partner of Vanguard,  and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       384,271
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.38%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 64120L104                                             13 G                   Page 6 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Curtis K. Myers ("Myers")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)[ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,513 shares.
           BENEFICIALLY
          OWNED BY EACH
           REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly  owned by VVP.  Myers is a general  partner of VVP, the  general  partner  of  Vanguard,  and may be deemed to have  shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,513 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             377,056  Shares,  of which  351,817 are directly  owned by Vanguard and
                                             25,239 are directly  owned by VVP.  Myers is a general  partner of VVP, the  general  partner  of  Vanguard,  and may be deemed to have  shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       380,569
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   2.36%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 13 Pages


         This  statement is an amendment  and  restatement  of the  Statement on
Schedule 13(G) (the "Original Statement") filed by Vanguard IV, L.P., Vanguard Venture Partners, Jack M. Gill, Clifford H. Higgerson and Curtis K. Myers (the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  Network Appliance, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  319 North Bernardo Avenue
                  Mountain View, CA  94043

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Amendment No. 1 and Restatement is filed by Vanguard IV, L.P. ("Vanguard"), Vanguard Venture Partners ("VVP"), Jack M. Gill ("Gill"), Clifford H. Higgerson ("Higgerson") and Curtis K. Myers ("Myers"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  VVP is the general partner of Vanguard and may be deemed to have shared power to vote and shared poser to dispose of shares of the issuer directly owned by Vanguard. Gill, Higgerson and Myers are general partners of VVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by Vanguard.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  525 University Avenue, Suite 600
                  Palo Alto, California  94301

ITEM 2(c)         CITIZENSHIP:

                  Vanguard and VVP are Delaware limited partnerships. Gill, Higgerson and Myers are United States Citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 64120L104

ITEM 3.           Not Applicable

                                                              Page 8 of 13 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:

                                   See Row 9 of cover  page for each  Reporting
                                   Person.

                           (b)     Percent of Class:

                                   See Row 11 of cover page for each  Reporting
                                   Person.

                           (c)     Number of shares as to which such person has:


                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                             (ii)    Shared power to vote or  to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

                                                              Page 9 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:                         [X]

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreement of Vanguard, the general and limited partners of such entity may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 10 of 13 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1997



Vanguard IV, L.P.                                            /s/ Curtis K. Myers
                                                             -------------------
                                                             Signature

                                                             Curtis K. Myers
                                                             General Partner

Vanguard Venture Partners                                    /s/ Curtis K. Myers
                                                             -------------------
                                                             Signature

                                                             Curtis K. Myers
                                                             General Partner

Jack M. Gill                                                 /s/ Curtis K. Myers
                                                             -------------------
                                                             Signature

                                                             Curtis K. Myers
                                                             Attorney-In-Fact

Clifford H. Higgerson                                        /s/ Curtis K. Myers
                                                             -------------------
                                                             Signature

                                                             Curtis K. Myers
                                                             Attorney-In-Fact

Curtis K. Myers                                              /s/ Curtis K. Myers
                                                             -------------------
                                                             Signature

                                                             Page 11 of 13 Pages




                                  EXHIBIT INDEX


                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page
--------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                    9

Exhibit B:  Reference to Curtis K. Myers as Attorney-in-Fact            13

                                                             Page 12 of 13 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Network Appliance, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996


Vanguard IV, L.P.                                 Jack M. Gill



By:      /s/ Curtis K. Myers                      By:      */s/ Curtis K. Myers
  --------------------------                          --------------------------
         Curtis K. Myers                                   Attorney-in-Fact
         General Partner

Vanguard Venture Partners                         Curtis K. Myers



By:      /s/ Curtis K. Myers                      By:      /s/ Curtis K. Myers
  --------------------------                          --------------------------

         Curtis K. Myers
         General Partner

Clifford H. Higgerson



By:      */s/ Curtis K. Myers
  ---------------------------
         Attorney-in-Fact




This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 12, 1996, in connection with a
Schedule 13G for Network Appliance, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit B.

                                                             Page 13 of 13 Pages



                                    EXHIBIT B

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Clifford H. Higgerson, Jack M. Gill and Curtis K. Myers and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1996.


                                                   /s/ Clifford H. Higgerson
                                                   -----------------------------
                                                   Clifford H. Higgerson


                                                   /s/ Jack M. Gill
                                                   -----------------------------
                                                   Jack M. Gill


                                                   /s/ Curtis K. Myers
                                                   -----------------------------
                                                   Curtis K. Myers